Execution Copy

EXHIBIT 10.20

ADDENDUM - MASTER OPTION AGREEMENT

THIS ADDENDUM is made as of the 30th day of July, 2010 (the “Addendum”)

Between:

LACUS MINERALS S.A.,
a corporation formed under the laws of Argentina

(hereinafter called "Lacus")

- and -

LI3 ENERGY, INC.,
a corporation formed under the laws of Nevada

(hereinafter called "LI3")

RECITALS

(a)
Lacus and LI3 have entered into a certain Master Option Agreement dated as of Mach 12th, 2010 (the “Master Option Agreement”), pursuant to which Lacus granted to LI3 three options to acquire up to an aggregate of eighty five per cent (85%) interest in certain mining Properties (as defined under the Master Option Agreement).

(b)
Section 12 of the Master Option Agreement sets forth that closing thereunder shall take place, upon completion of the closing conditions foreseen thereto, no later than 90 calendar days following the Effective Date (as defined under the Master Option Agreement), subject to any extensions that may be granted in by LI3 or as the Parties may otherwise agree in writing.

(c)
LI3 and the shareholders of Lacus (“Lacus Shareholders”) have entered as of July 29th, 2010 into a certain Letter of Intent (the “LOI”), whereby LI3 and Lacus Shareholders have set forth their preliminary and non-binding understanding of certain commercial terms and conditions of a proposed transaction that includes the acquisition by Li3 of one hundred percent (100%) of the issued and outstanding shares of Lacus (collectively, the "New Transaction") that they intend to address in final definitive agreements (collectively the "Definitive Agreements") to be agreed by LI3 and Lacus Shareholders, subject to legal, technical and financial due diligence.

(d)
In the light of the foregoing, Lacus Shareholders have agreed under the LOI, to cause Lacus to execute this Addendum, in order to postpone Closing Date of the Master Option Agreement, until there is a definition in regards with the New Transaction.

(e)
In addition to the amendment referred to in Recital (d), Lacus Shareholders have agreed under the LOI to cause Lacus to execute this Addendum, in order to foresee: (i) the disclosure by Lacus to LI3 of the available results on new samples taken; and (ii) a split of the current “Services Agreement II” into two services agreements.

NOW THEREFORE THIS ADDENDUM WITNESSES THAT, in consideration of foregoing, and intending to be legally bound by the terms set forth hereof, the Parties agree as follows.

Capitalized terms used in this Addendum but not defined herein, have the meanings given to such terms in the Master Option Agreement.

SECTION 1 - POSTPONEMENT OF CLOSING

1.1	Postponement and Suspension of Closing. The Parties hereto agree to postpone and suspend the closing under the Master Option Agreement, and thus Closing Date thereof, until the earlier of:

(a)
Delivery of written notice to the Parties hereto by any of the parties to the New Transaction, notifying that the term of the LOI has expired; with the parties thereto failing to reach an agreement thereunder.

(b)
Delivery of written notice to the Parties hereto by any of the parties to the New Transaction, notifying that the LOI has been terminated; with the parties thereto failing to reach an agreement thereunder.

(c)	Delivery of written notice to the Parties hereto by any of the parties to the New Transaction, notifying that the parties thereto have entered into Definitive Agreements.

1.2
Term to Close. Upon receipt by the Parties hereto of written notice in the terms and conditions established in Section 1.1 hereof, the commercial relationship between the Parties under the Master Option Agreement will be reassumed, and closing thereunder shall be completed on the terms and conditions set forth thereto, no later than fifteen (15) calendar days following the day of receipt of such written notice, subject to any extensions that the Parties may otherwise agree in writing.

SECTION 2 – RELEASE OF THECNICAL DATA

It is the intention of the Parties that, as of the date hereof, Lacus disclose and provide to LI3 the available results on new samples taken on the period comprised between the Effective Date and the date hereof, in line with the terms and conditions set forth in the Services Agreement I. Therefore, Section 14 of the Master Option Agreement is deleted in its entirety and replaced with the following:

As of Effective Date Lacus will provide to LI3 access to, or copies of, all existing data of the Properties, which will (subject to the provisions of this paragraph) be held in confidence by the LI3.

As of July 30th, 2010, or as soon as available if such are obtained thereafter, Lacus will disclose and provide to LI3 the available results on new samples taken on the period comprised between the Effective Date and Closing Date, in line with the terms and conditions set forth in the Services Agreement I and Services Agreement II.

As of Closing Date Lacus will provide to LI3, upon request, access to all reports, maps, sections, drill logs, essay results, core, sample pulps, studies and all other records or data (paper or electronic) and physical samples or material with respect to all work performed on or concerning, or extracted from, the Properties, to the extent the same are in the Lacus’ possession or control (collectively, the “Properties Data”). Each Party will be entitled to take copies of all Properties Data from time to time. All existing data, Properties Data and any other non-public information with respect to the Properties and the activities of the Parties thereon generated pursuant to this Agreement will be held in confidence, subject to the right of any party to release any such information as required by applicable law or the rules, regulations, bylaws, policies and listing agreements of any stock exchange upon which the shares of a party (or any of its affiliates) are listed, including laws, rules, regulations, bylaws, policies or instruments which require the disclosure of such information in connection with completing a financing of a Party or the filing of an annual information form of a Party. If a party (or any of its affiliates) proposes to issue a press release or other public disclosure, it will provide a copy of such disclosure to the other parties not less than two (2) business days prior to the proposed release, filing or dissemination thereof, and such parties will have the right to review and provide comments on any such disclosure to the disclosing party. The disclosing party is obligated to consider all such comments in good faith.

For purposes of this Section 14 and Section 18.3, all obligations assumed by Lacus will be extended to Lacus’ personnel including though not limited to directors, officers, employees, interns, agents, contractors, subcontractors, advisors, consultants or representatives or its contractors, subcontractors, advisors or consultants involved either directly or indirectly in conducting or performing any exploration works in accordance with the terms of Section 10 hereto.

SECTION 3 - SPLIT OF SERVICES AGREEMENTS

It is the intention of the Parties that the Services Agreements II (as currently defined under the Master Option Agreement) is split into two different Services Agreements, for US$1,688,000 and US$1,312,000, as applicable. Therefore:

3.1	Section 4(c) of the Master Option Agreement is deleted in its entirety and replaced with the following:

(c)
Complete a minimum of US$3,700,000.00, VAT included, in Work Commitments in respect to the Properties through duly incurring Expenditures in accordance with the Services Agreement I, II and III (the "Work Commitments"), to be incurred as follows:

(i)	US$388,000.00, VAT included, as of Effective Date, in line with the terms and conditions set forth in the Services Agreement I; and

(ii)	US$312,000.00, VAT included, on or before one month from Effective Date, in line with the terms and conditions set forth in the Services Agreement I; and

(iii)	US$237,000.00, VAT included, on or before July 30th, 2010, in line with the terms and conditions set forth in the Services Agreement II; and

(iv)	US$1,079,000.00, VAT included, on or before August 15th, 2010, in line with the terms and conditions set forth in the Services Agreement II; and

(v)	US$372,000.00, VAT included, on or before August 31st, 2010, in line with the terms and conditions set forth in the Services Agreement II, and

(vi)
US$1,312,000.00, VAT included, as from the Closing Date until the anniversary of the Closing Date, as requested by the Executive Committee, in line with the terms and conditions set forth in the Services Agreement III.

3.2	Section 10.1(c) of the Master Option Agreement is deleted in its entirety and replaced with the following:

(c)
Services Agreements. For purpose of performing the exploration, the Parties herby agree to enter into the Services Agreements detailed hereinbelow, pursuant to which Lacus will perform certain exploration works in the Properties during the First Exploration Phase, provided that no products will be taken from the Properties during the First Exploration Phase without LI3 consent, which consent is at the sole discretion of LI3:

(i)
Service Agreement I: (1) Term: to be entered as of Effective Date, and for a period of 6 months thereon; (2) Price: payment of the amounts set forth in Section 4(c)(i) and 4(c)(ii) (or any other amount that LI3 may fund at LI3’s sole option, within such time-frame) will be made under the Service Agreement I.

(ii)
Service Agreement II: (1) Term: to be entered as of July 30th, 2010, and for a period of six (6) months thereon; (2) Price: payment of the amounts set forth in Section 4(c)(iii), 4(c)(iv) and 4(c)(v) (or any other amount that LI3 may fund at LI3’s sole option, within such time-frame) will be made under the Service Agreement II.

(iii)
Service Agreement III: (1) Term: to be entered as of Closing Date, and to terminate on the earlier of the: (A) the expiry of the First Option Period, with the First Option not having been duly exercised, (B) the other termination of this Agreement with the First Option not having been duly exercised, and (C) in the event the First Option is exercised by LI3; (2) Price: payment of the amount set forth in Section 4(c)(vi) (or any other amount that LI3 may fund at LI3’s sole option, within such time-frame) will be made under the Service Agreement III.

3.3	General Amendment. As a result of the amendment to the Master Option Agreement pursuant to Section 3 hereof:

(a)	References made in Section 1.1; 1.8(i); and 12.4(a) of the Master Option Agreement and Schedule IX thereto, to “Services Agreement II” shall be deemed made to “Services Agreement III”; and

(b)	Cross-reference made in Section 1.1 – “Services Agreement II” to Section 10.1(c)(ii) shall be deemed made to Section 10.1(c)(iii).

3.4
Section 1.1 of the Master Option Agreement is amended by adding the following new paragraph between the definitions of “Services Agreement I” and “Services Agreement III” of the Master Option Agreement:

"Services Agreement II" means the services agreement to be entered into by and between Lacus and LI3 as of July 30th, 2010, pursuant to which Lacus will perform certain exploration works in the Properties as detailed in Section 10.1(c)(ii) herein, in substantially the same form as the Services Agreement I, including every schedule or appendix thereto, as amended in writing from time to time in accordance with the provisions hereof and thereof.

SECTION 4 - ESCROW AGREEMENT

As a result of the amendment to the Master Option Agreement pursuant to Section 3 hereof the Parties hereto agree as follows:

4.1	Section 8 of the Master Option Agreement is deleted in its entirety and replaced with the following:

As of the Closing Date, the Parties will enter into two escrow agreements in substantially the form attached hereto as Schedule "XII" (the "Lacus Escrow Agreements") whereby LI3 shall place on such date into escrow the aggregate sum of US$ 1,812,000.00, such aggregate sum to secure the following payments:

(a)	US$1,312,000.00 to secure payments set forth in Section 4(c)(vi) of this Agreement.

(b)	US$500,000.00 to secure payments set forth in Section 4(b) of this Agreement.

4.2	Sample of Escrow Agreement II

(a)	Section 1.1 of the sample of Escrow Agreement II attached as Schedule XII to the Master Option Agreement is deleted in its entirety and replaced with the following:

1.1 Escrow of Monies. Simultaneously with the execution of this Escrow Agreement, LI3 shall deposit with the Escrow Agent the amount of US$1,312,000.00, as determined pursuant to Section 8(a) of the Master Option Agreement.

(b)	General Amendment:

(i)
References made in Recital (b) and (c) and Section 9.7 of the sample of Escrow Agreement II attached as Schedule XII to the Master Option Agreement, to “Services Agreement II” shall be deemed made to “Services Agreement III”; and

(ii)	Cross-reference made in Recital (c) of the sample of Escrow Agreement II attached as Schedule XII to the Master Option Agreement, shall be deemed made to Section 4(c)(vi).

SECTION 5 – OTHER CLAUSES

The Parties confirm that in all other respects, the terms, covenants and conditions contained in the Master Option Agreement remain unchanged, and in full force and effects, except as modified by this Addendum.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Addendum to the Master Option Agreement as of the day and year first above written.

LI3 ENERGY, INC.

By:	/s/ Luis Saenz
Luis Saenz Chief Executive Officer (Legal Representative)

LACUS MINERALS S.A..

By:	/s/ Beatriz S. Vazquez Nistico
Name:	Beatriz S. Vazquez Nistico
Title:	President